China Housing & Land Development, Inc. Announces Second
Quarter 2007 Financial Results

Second Quarter and Recent Highlights:
•	Company Completes $25 million Private Placement with Institutional and Accredited Investors
•
In July Company Begins Construction on Junjing Garden II Project and Anticipates Pre-Sales Beginning in the Fourth Quarter of 2007 and Contribution to Revenue and Net Income in the Fourth Quarter of 2008

•	Company Receives Final Approval from the Baqiao District Goverment to Begin Construction on Baqiao

Xi’an, China August 14 - China Housing & Land Development, Inc. “China Housing” (OTC Bulletin Board: CHLN), a leading developer of residential and commercial properties in the city of Xi’an announced today financial results for the second quarter ending June 30, 2007.

Revenue for the second quarter was $12.0 million as compared to $18.4 million during the comparable year ago period as the Company actively began planning for its next major developments, namely Baqiao and Junjing Garden II while selling the remaining commercial units in its Junjing Garden I and 24 G projects. Operating income for the second quarter was $2.8 million as compared to $5.6 million last year with the decline based upon lower revenue levels. Net income declined 51.1 percent to $1.8 million from $3.7 million last year with earnings per weighted average fully diluted share of $0.07 and $0.20 respectively. The Company currently has approximately 30.4 million fully diluted shares outstanding.

“The first six months of this year have tracked towards our internal expectations as we have been actively planning to initiate construction on Junjing Garden II and Baqiao which will be the largest projects in the Company’s history,” commented Mr. Pingji Lu, CEO & Chairman of China Housing. “Collectively, we believe these two projects will generate significant revenues and net income for the Company over the next four years. With the receipt of the local government’s final approval for Baqiao we will begin the necessary infrastructure construction on the first 115 acres which will enable us to complete the initial sale of a portion of the total 487 acres we own by the fourth quarter of 2007. To date, we have initiated negotiations with several major international developers with positive indications and subsequent pricing above our internal expectations.”

Revenue Contribution by Project:
(All numbers in USD millions)

	2007		2006
	2Q07	6 months	2Q06	6 months

Tsining-24G	$10.4	$17.6	$6.5	$6.5
Tsining Junjing Yuan	1.2	1.8	11.5	29.2
Tsinining Gang Wan	0.1	0.2	0.2	0.3
Other Projects	0.3	0.7	0.3	0.5
Total	$12.0	$20.2	$18.4	$36.4

For the first six months of 2007 revenue was $20.2 million as compared to $36.4 million last year. Operating income was $4.0 million versus $10.3 million in the year ago period. Net income declined 62.0 percent to $2.6 million with earnings per weighted average fully diluted share of $0.11 as compared to $6.9 million and $0.39 respectively.

“The real estate market in Xi’an remains extremely robust with many international developers targeting the region for its growth potential. Recently, several high profile developers have committed approximately $1 billion USD to new developments that are directly adjacent to our Junjing Garden II and Baqiao projects at significantly higher land acquisition costs. This not only reinforces our expectations for future property pricing but provides us with multiple opportunities to evaluate partnership opportunities with these developers which could potentially increase returns for our shareholders,” further commented Mr. Lu.

As of June 30, 2007 the Company had total assets of $121.6 million of which $56.5 million is related to real estate development held for sale or development. Cash and restricted cash at the end of the quarter was $9.1 million as a result of strong cash flow from operations during the first six months totaling $4.5 million and the recent private placement proceeds offset by the repayment of $10.0 million in loans. At the end of the second quarter 2007, the Company had approximately $12.2 million in loans payable outstanding as compared to $23.2 million at the end of 2006. Accounts receivable were $2.2 million as the Company receives prepayments for sales of properties while incurring minimal bad debt expense. Shareholder’s equity increased 156.2 percent from the end of 2006 to $49.2 million.

“We are adequately capitalized to develop our aforementioned projects while being well positioned to generate significant future annual revenue and net income growth during the balance of 2007, 2008 and beyond. Over the next several months we will prepare Baqiao for the first land sale and expect to record construction revenue and net income during the third quarter while generating at least $35.0 million in revenues from the first sale during the fourth quarter. Additionally, we are actively looking to add several senior personnel to the management team while completing our independent board as we prepare to list the Company on a major U.S. exchange. We look forward to updating investors in regards to our progress,” concluded Mr. Lu.

Teleconference Information:

The conference call with take place at 8:30 a.m. EST on Tuesday August 14th, 2007. Interested parties should call 866-328-4270 when calling within the United Sates or 480-629-9564 when calling internationally. There will be a playback available until 11:59 p.m. EST August, 21 2007. To listen to the playback, please call 800-406-7325 when calling within the United States or 303-590-3030 when calling internationally. Please use pass code 3769744 for the replay.

This call is being webcast by ViaVid Broadcasting and can be accessed by clicking on this link http://viavid.net/dce.aspx?sid=00004374 or at ViaVid's website at http://www.viavid.net . The webcast can be accessed through September 14, 2007.

About China Housing & Land Development

Based in Xi’an, the capital city of the Shaanxi province in China, China Housing & Land Development, Inc. is the largest Private developer of residential and commercial properties. China Housing has been an independent business since 1992 and became a US publicly listed Company in 2006.

Cautionary Statement Regarding Forward Looking Information

This Press Release may contain forward-looking information about China Housing & Land Development, which are covered under the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward- looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and China Housing & Land Development's future performance, operations and products. Actual performance results may vary significantly from expectations and projections. This and other "Risk Factors" contained in China Housing & Land Development, Inc.'s public filings with the SEC.

For more information, please contact:

Investors:
Matt Hayden
Hayden Communications
Tel: +1-858-704-5065
Email: matt@haydenir.com

Company:
Jing Lu
Tel: +86-29-8258-2632
Email: lujing@chinahousinginc.com.cn

CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2007 AND DECEMBER 31, 2006

	June 30, 2007	December 31, 2006
	(Unaudited)
ASSETS
Cash	$7,835,924	$379,633
Cash - restricted	1,240,994	1,108,271
Accounts receivable, net of allowance for doubtful
accounts of $81,184 and 79,118, respectively	2,233,857	3,070,516
Notes receivable, net	1,042,244	2,127,271
Real estate
Finished projects	32,681,491	37,247,436
Construction in progress	23,798,062	9,730,650
Total real estate held for development or sale	56,479,553	46,978,086

Property and equipment, net	5,605,277	17,701,896
Assets held for sale	12,384,197	-
Advance to suppliers	890,969	493,570
Receivables, deferred charges and other assets	2,093,527	986,039
Exclusive development rights	2,266,610	-
Goodwill	29,490,569	-
Total assets	$121,563,721	$72,845,282

LIABILITIES
Accounts payable	$9,527,514	$5,324,815
Advances from customers	1,652,738	2,902,426
Accrued expenses	283,766	1,738,584
Payable to original shareholders	27,374,821	5,462,798
Income and other taxes payable	13,145,643	11,386,169
Other payables	3,391,172	2,572,838
Loans from employees	2,530,770	1,037,842
Loans payable	12,220,295	23,206,852
Warrants liability	2,220,465	-
Total liabilities	72,347,184	53,632,324

SHAREHOLDERS' EQUITY
Common stock: $.001 par value, authorized 100,000,000 shares	30,067	20,619
issued and outstanding 30,067,208 and 20,619,223, respectively
Additional paid in capital	28,141,431	7,192,600
Statutory reserves	2,472,458	2,150,138
Retained earnings	16,715,243	14,414,181
Capital contribution receivable	-	(5,462,798)
Accumulated other comprehensive income	1,857,338	898,218

Total shareholders' equity	49,216,537	19,212,958

Total liabilities and shareholders' equity	$121,563,721	$72,845,282

CHINA HOUSING & LAND DEVELOPMENT INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2007 AND 2006

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
REVENUE
Sale of properties	$11,135,812	$18,290,210	$19,181,388	$36,239,053
Other income	882,778	81,606	1,033,399	155,841
Total revenue	12,018,590	18,371,816	20,214,787	36,394,894

COSTS AND EXPENSES
Cost of properties sold	8,315,189	10,815,816	14,566,647	22,343,292
Selling, general and administrative expenses	622,867	1,818,925	1,120,946	3,449,441
Other expense	3,060	128,326	35,679	246,806
Interest expense	307,651	27,415	515,527	58,928
Loss-change in fair value of warrants	11,204	-	11,204	-
Total costs and expense	9,259,971	12,790,482	16,250,003	26,098,467

INCOME BEFORE PROVISION FOR INCOME TAXES	2,758,619	5,581,334	3,964,784	10,296,427

PROVISION FOR INCOME TAXES	927,739	1,841,192	1,341,402	3,397,821

NET INCOME	1,830,880	3,740,142	2,623,382	6,898,606

GAIN (LOSS) ON FOREIGN EXCHANGE	678,248	-	959,113	(168,521)

OTHER COMPREHENSIVE INCOME	$2,509,128	$3,740,142	$3,582,495	$6,730,085

WEIGHTED AVERAGE SHARES OUTSTANDING
BASIC	26,312,014	19,084,193	23,453,110	17,550,616

DILUTED	26,386,036	19,090,808	23,527,132	17,557,231

EARNINGS PER SHARE
BASIC	$0.07	$0.20	0.11	$0.39

DILUTED	$0.07	$0.20	0.11	$0.39